Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 7, 2014 relating to the consolidated financial statements of Education Realty Operating Partnership, L.P., appearing in the Current Report on Form 8-K of Education Realty Trust, Inc. dated November 7, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

November 7, 2014